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                                                                      Exhibit 5

                                         November 20, 2001


Telcom International, Inc.
262 Glen Head Road
Glen Head, New York
Attention: George Abi Zeid

Mr. George Abi Zeid
C/o Telecom International, Inc.
262 Glen Head Road
Glen Head, New York


                           Re:      Telcom International, Inc.

Dear George:

         Reference is made to (1) that letter agreement ("Letter Agreement") dated January 31, 2001 between you and EasyLink Services Corporation (formerly Mail.com, Inc.)("EasyLink"), referencing the Agreement and Plan of Merger of the same date by and among you, Swift Telecommunications, Inc. ("Swift"), EasyLink, and ML Acquisition Corp., and (2) that equipment lease ("Lease") as of the date hereof, between EasyLink and Telcom International, Inc. ("Alpha-Tel").

         Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Lease. As contemplated by the Letter Agreement, you, EasyLink, and Alpha-Tel hereby agree as follows:

         Upon expiration of the Term of the Lease, Alpha-Tel shall have an option to cause EasyLink to purchase the Equipment ("Put Option") and EasyLink shall have an option to cause Alpha-Tel to sell to EasyLink the Equipment ("Call Option"). Each may exercise its option by providing written notice to the other party no later than thirty (30) days after the expiration of the Term. If the Put Option or the Call Option is exercised, EasyLink will pay to Alpha-Tel one hundred ninety thousand dollars ($190,000) as the purchase price for the Equipment.

         As consideration for the grant of the Call Option and cancellation and termination of the Letter Agreement, EasyLink shall:

         (a) upon the Closing (as defined below), issue to Alpha-Tel three million (3,000,000) shares of EasyLink Class A common stock (such number to be appropriately adjusted in the event of any stock split, stock dividend, stock combination or other event having the same effect occurring before the issuance of such shares), such shares to be included in the next registration statement for resale filed by EasyLink after the issuance of such shares;


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         (b)  from and after the Closing, pay in cash fifty percent (50%) of up to four hundred thousand dollars ($400,000) (that is, a maximum of $200,000) of the trade accounts payable of Alpha-Tel that are listed on Schedule A, attached hereto;

         (c) from and after the Closing, issue two hundred thousand (200,000) shares of EasyLink Class A common stock (such number to be appropriately adjusted in the event of any stock split, stock dividend, stock combination or other event having the same effect occurring before the issuance of such shares), toward the settlement of the trade accounts payable listed on Schedule A, such shares to be included in the next registration statement for resale filed by EasyLink after the issuance of such shares; and

         (d) upon the Closing, cause Swift to cancel the $236,440.65 payable which is owed by Alpha-Tel to Swift.

              Upon the Closing, the Letter Agreement shall be cancelled and terminated without further act.

              This letter agreement is conditioned upon the closing of the restructuring of approximately $63 million of debt of EasyLink contemplated by the various Modification Agreements entered into between EasyLink and its creditors (the "Closing"). If such debt restructuring shall not be consummated and is abandoned, this letter agreement shall be void ab initio.


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If you are in agreement with the foregoing, kindly so indicate by signing in spaces indicated below.


                                      Very truly yours,


                                      EasyLink Services Corporation

                                      By:  /s/ Gerald Gorman
                                          ------------------------------------
                                      Name: Gerald Gorman
                                      Title: Chairman

Accepted and Agreed:

Telcom International, Inc.

By: /s/ George Abi Zeid
    ---------------------------
Name: George Abi Zeid
Title: Authorized Rep


/s/ George Abi Zeid
-------------------------------
George Abi Zeid


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                          SCHEDULE A - TRADE ACCOUNTS
                          ----------------------------

                       Vendor                               Estimated Amounts
                       ------                               -----------------

                E.C. Datacom Ltd.                                  $275,000
                N.Y. State Sales Tax                                  6,000
                Internal Revenue Service                             95,000
                PT-1 Communications, Inc.                            45,000
                Harris Corporation                                   10,000
                Korea Telekom                                        64,000
                Universal                                             5,000
                Misc. Vendors                                        50,000
                                                                  ---------

                Total                                              $550,000


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